Exhibit 99.1

Gray Television Announces Closing of Offering of $300.0 Million of 7½% Senior Notes Due 2020

and Early Settlement of Previously Announced Tender Offer

ATLANTA, October 9, 2012 /PRNewswire via COMTEX/ — Gray Television, Inc. (“Gray,” “we” or the “Company”) (NYSE: GTN) announced today that it has completed its offering of $300.0 million in aggregate principal amount of its 7½% Senior Notes due 2020 (the “2020 Notes”). The 2020 Notes were priced at 99.266% of par. Interest on the 2020 Notes is payable semiannually, on April 1 and October 1 of each year, commencing April 1, 2013, and the 2020 Notes mature on October 1, 2020. The Company’s existing, and certain future, subsidiaries are guaranteeing the Notes.

Gray also announced today the early tender results for its previously announced cash tender offer (the “Tender Offer”) to purchase up to $268.5 million in aggregate principal amount (the “Maximum Tender Amount”) of its outstanding 10½% Senior Secured Second Lien Notes due 2015 (CUSIP No. 389375AE6) (the “2015 Notes”). As of 5:00 p.m., New York City time, on October 5, 2012 (the “Early Tender Deadline”), holders of approximately $222.6 million of the 2015 Notes validly tendered and did not withdraw their 2015 Notes for purchase by Gray.

The completion of the offering of 2020 Notes satisfied the financing condition of the Tender Offer, and Gray has also satisfied the senior credit facility amendment condition of the Tender Offer. The Company used net cash proceeds from the sale of the Notes to (i) repurchase all of the 2015 Notes validly tendered and not properly withdrawn on or before the Early Tender Deadline in the Tender Offer and (ii) pay related fees and expenses. Gray intends to use the remaining proceeds from the sale of the 2020 Notes to repay a portion of the outstanding amounts under its senior credit facility and to redeem the outstanding shares of its Series D perpetual preferred stock, including paying accrued dividends thereon.

Gray expects to accept for payment and pay for additional 2015 Notes validly tendered on or before the Expiration Time up to the Maximum Tender Amount, subject to proration if applicable. Gray reserves the right, but is not obligated, to increase the Maximum Tender Amount.

The Tender Offer is subject to the terms and conditions set forth in the Company’s Offer to Purchase, dated September 24, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”). The tender offer will expire at 12:00 midnight, New York City time, on October 22, 2012 (the “Expiration Time”), unless extended or earlier terminated. 2015 Notes tendered after the Early Tender Deadline and on or before the Expiration Time may not be withdrawn, except as required by law.

Gray has engaged BofA Merrill Lynch and Wells Fargo Securities, LLC as the Dealer Managers for the Tender Offer. Persons with questions regarding the Tender Offer should contact BofA Merrill Lynch at (888) 292-0070 or Wells Fargo Securities, LLC at (866) 309-6316.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc., the Information Agent and Tender Agent for the Tender Offer, at (800) 431-9633.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any securities.

None of Gray, its board of directors, the dealer managers or the information agent and tender agent makes any recommendation in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their 2015 Notes and, if so, the principal amount of 2015 Notes to tender.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. “Forward-looking statements” are statements other than statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to the Tender Offer, including the terms and timing of the Tender Offer, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of October 9, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Contact:	Gray Television, Inc.
Jim Ryan, Senior V.P. and Chief Financial Officer
(404) 504-9828